CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer SteelPath Panoramic Fund:

We consent to the use in this Registration Statement of Oppenheimer SteelPath Panoramic Fund, formerly Oppenheimer SteelPath Energy Equity Fund, of our report dated July 7, 2015, included in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

October 19, 2015